UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2013
CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (707) 766-3000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Transition in Chief Financial Officer and Departure of Director
On February 10, 2014, Calix, Inc. (the “Company”) announced that William J. Atkins had been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective as of February 10, 2014, replacing Michael Ashby, who will be retiring from the Company. Mr. Ashby will continue to serve as the Company’s principal financial officer and principal accounting officer until February 28, 2014, with the title of Executive Vice President and Chief Accounting Officer. On March 1, 2014 (the “Transition Date”), Mr. Ashby will transition to the role of Advisor to the Chief Executive Officer and Chief Financial Officer, and will terminate his employment with the Company effective as of August 11, 2014 (the “Termination Date”).
On February 7, 2014, Mr. Ashby and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) providing for Mr. Ashby’s transition as described above. During the period of time commencing on the Transition Date and ending on the Termination Date (“Transition Period”), Mr. Ashby will continue to be paid his annual base salary in bi-weekly installments, accrue paid vacation and be eligible for all employee benefit plans available to senior executives of the Company, other than the Company’s Change in Control and Severance Plan (the “Severance Plan”). Each stock option, restricted stock award and restricted stock unit award held by Mr. Ashby will continue to vest in accordance with its terms and remain outstanding based upon his continued service during the Transition Period.
On February 10, 2014, Mr. Ashby also informed the Company that he would be resigning from the Company’s Board of Directors effective February 11, 2014.
On December 21, 2013, the Company entered into an offer letter with Mr. Atkins (the “Atkins Offer Letter”) regarding his future employment with the Company. The Atkins Offer Letter provides that upon joining the Company as its Executive Vice President and Chief Financial Officer, Mr. Atkins will receive an annual base salary of $300,000 and will be eligible to receive a target annual bonus of 50% of his annual base salary, based on achievement of objectives approved by the Compensation Committee. The Company also agreed to pay Mr. Atkins a $20,000 sign-on bonus, up to $45,000 in reasonable relocation costs, the full cost of relocation travel, and up to $8,500 per month in rent, utilities and lease-related charges for temporary housing for up to 12 months in San Francisco, California. Mr. Atkins will be eligible to participate in the Severance Plan as a “Senior Executive” (as defined in the Severance Plan). The Atkins Offer Letter also provides that Mr. Atkins will receive a stock option grant under the Company’s 2010 Equity Incentive Award Plan exercisable for 300,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant, as determined by the Company’s Board of Directors. The option award will vest and become exercisable as to 25% of the shares subject thereto on February 11, 2015, with the remainder of the shares vesting monthly thereafter in equal installments over 36 months, subject to Mr. Atkins remaining continuously employed with the Company through each such date. See the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2013 for additional information about the Severance Plan and the Company’s 2010 Equity Incentive Award Plan.
Mr. Atkins, age 52, joins the Company from Fairfax Media Partners, LLC, a Washington DC area investment and advisory firm, where he has served as Senior Partner since July 2010. He has also served as President and Founder of Arbor LLC, a firm that provides advisory services to and investments in technology, media, telecommunications and basic industry sectors. He previously served as Chief Financial Officer from January 2007 to February 2009 of Rivada Networks International, LLC, a provider of mobile emergency communications equipment and services for the homeland security and public safety sectors. Mr. Atkins was also previously Executive Vice President and Chief Financial Officer of Intelsat, Ltd., the world’s largest fixed satellite telecommunications services operator. Before joining Intelsat, Mr. Atkins held various positions at Morgan Stanley, including head of European telecommunications corporate finance. Prior to Morgan Stanley, he co-founded the telecommunications investment banking practice at S.G. Warburg. William has a BA and an MA from Stanford University.
The foregoing description of the Transition Agreement and the Atkins Offer Letter is included to provide information regarding their terms. It does not purport to be a complete description and it is qualified in its entirety by reference to the full text of the Transition Agreement and the Atkins Offer Letter which will be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Company issued a press release on February 10, 2014 announcing the appointment of Mr. Atkins, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 10, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2014	CALIX, INC.

	By:	/s/ William J. Atkins
William J. Atkins
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated February 10, 2014.